Exhibit 99.1

MiX Telematics Reports Preliminary Unaudited Fourth Quarter and Full Fiscal Year 2023 U.S. GAAP Financial Results

Highlights:
Fourth Quarter Fiscal Year 2023:
•Net subscriber additions of 42,700, bringing the total base to over one million subscribers
•Total revenue of $36.9 million, up 12% year-over-year (constant currency)
•Subscription revenue of $32.5 million, up 14% year-over-year (constant currency)
•Annual recurring revenue (“ARR”) of $129.0 million, up 15% year-over-year (constant currency)
•Net income of $2.3 million
•Adjusted EBITDA of $9.2 million, at an Adjusted EBITDA margin of 25.0% (up 280 basis points from the prior quarter)
•Net cash from operating activities of $9.2 million
•Free cash flow of $3.4 million
•Board increases quarterly dividend by 12.5%

Fiscal Year 2023:
•Total revenue of $145.0 million, up 10% year-over-year (constant currency)
•Subscription revenue of $126.7 million, up 12% year-over-year (constant currency)
•Net income of $4.5 million
•Adjusted EBITDA of $29.6 million, at an Adjusted EBITDA margin of 20.4%

Midrand, South Africa and Boca Raton, May 25, 2023 - MiX Telematics Limited (“MiX Telematics” or the “Company”) (NYSE: MIXT, JSE: MIX), a leading global Software-as-a-Service (“SaaS”) provider of connected fleet management solutions, today announced preliminary unaudited financial results, in accordance with accounting principles generally accepted in the United States (“GAAP”), for the fourth quarter and full fiscal year 2023, which ended March 31, 2023.

Management Commentary
“Closing out the fiscal year, we are proud to have surpassed the one million subscriber milestone,” said CEO Stefan Joselowitz. “In addition, we expanded our adjusted EBITDA to 25% and continued to generate strong, positive free cash flow. Throughout the quarter, we executed well against our plan and finished the year in-line with our expectations.

“As we move into fiscal year 2024, despite general uncertainties in the macro-economic environment, we remain confident that we have the necessary levers within our operational structure to maintain our balanced approach to growth, while delivering strong free cash flow and profitability. Our team continues to work towards delivering consistent ‘rule of 40’ performance in the medium-term. M&A still remains a key component of our long-term objectives, and our corporate development team is actively evaluating a range of potential prospects.”

Financial Results for the Three Months Ended March 31, 2023

Subscription Revenue: Subscription revenue increased to $32.5 million, compared to $31.3 million for the fourth quarter of fiscal year 2022. The Field Service Management (“FSM”) business acquired on September 2, 2022 contributed $2.4 million to the subscription revenue for the fourth quarter of fiscal year 2023. Subscription revenue increased by 14.2% on a constant currency basis, year over year, of which 6.7% is attributable to the FSM business acquisition. During the fourth quarter of fiscal year 2023, the Company’s subscriber base increased by a net 42,700 subscribers, mainly due to the Africa segment, with strong contributions across the asset tracking and light fleet solution categories. Subscription revenue represented 88.2% of total revenue during the fourth quarter of fiscal year 2023.

The majority of the Company’s total revenue and subscription revenue are derived from currencies other than the U.S. Dollar. Accordingly, the strengthening of the U.S. Dollar against these currencies (in particular against the South African Rand), has negatively impacted the Company’s revenue and subscription revenue reported in U.S. Dollars. Compared to the fourth quarter of fiscal year 2022, the South African Rand weakened by 16% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R17.75 in the fourth quarter of fiscal year 2023 compared to an average of R15.25 during the fourth quarter of fiscal year 2022. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the fourth quarter of fiscal year 2023 led to a 10.2% decrease in reported U.S. Dollar subscription revenue.

Total Revenue: Total revenue increased to $36.9 million, compared to $36.1 million for the fourth quarter of fiscal year 2022. During the fourth quarter of fiscal year 2023, total revenue increased by 11.6% on a constant currency basis, year over year. Hardware and other revenue was $4.3 million, a decrease of 10.2%, compared to $4.8 million for the fourth quarter of fiscal year 2022. During the fourth quarter of fiscal year 2023, hardware and other revenue decreased by 5.2% on a constant currency basis, year over year.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the fourth quarter of fiscal year 2023 led to a 9.5% decrease in reported U.S. Dollar total revenue.

Gross Margin: Gross profit was $22.7 million, compared to $23.2 million for the fourth quarter of fiscal year 2022. Gross profit margin decreased 260 basis points to 61.5%, compared to 64.1% for the fourth quarter of fiscal year 2022. The subscription revenue margin during the fourth quarter of fiscal year 2023 was 68.3%, compared to 69.7% for the fourth quarter of fiscal year 2022.

Income From Operations: Income from operations was $3.6 million, compared to $3.8 million for the fourth quarter of fiscal year 2022. Operating income margin decreased 70 basis points to 9.9%, compared to 10.5% for the fourth quarter of fiscal year 2022. In the fourth quarter of fiscal year 2023, Administration and other costs included restructuring costs of $0.9 million as a result of restructuring plans implemented, which accounted for a 250 basis point decline in the operating income margin. The Company expects the related cost savings and resultant operating income margin improvement to take effect during fiscal year 2024. Operating expenses of $19.1 million decreased by $0.3 million, or 1.6%, compared to the fourth quarter of fiscal year 2022. It should be noted that the FSM business contributed $1.5 million of the total operating expenses for the fourth quarter of fiscal year 2023.

Net Income and Earnings Per Share: Net income was $2.3 million, compared to net income of $3.5 million in the fourth quarter of fiscal year 2022. During the fourth quarter of fiscal year 2023, net income included a net foreign exchange gain of $0.4 million before tax and a $0.7 million charge from the income tax effect of net foreign exchange gains (which includes a $1.0 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Telematics Investments Proprietary Limited (“MiX Investments”), a wholly-owned subsidiary of the Company, offset by a $0.3 million deferred tax credit on other foreign exchange gains). During the fourth quarter of fiscal year 2022, net income included a net foreign exchange loss of $0.8 million before tax and a $2.0 million credit from the income tax effect of net foreign exchange losses (which includes a $1.7 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments and a $0.3 million deferred tax credit on other foreign exchange losses).

Earnings per diluted ordinary share was 0.4 U.S. cents, compared to 0.6 U.S. cents in the fourth quarter of fiscal year 2022. For the fourth quarter of fiscal year 2023, the calculation was based on diluted weighted average ordinary shares in issue of 556.1 million compared to 560.6 million diluted weighted average ordinary shares in issue during the fourth quarter of fiscal year 2022. On a ratio of 25 ordinary shares to one American Depositary Share (“ADS”), earnings per diluted ADS were 10 U.S. cents compared to 16 U.S. cents in the fourth quarter of fiscal year 2022.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, increased to $9.2 million, compared to $8.2 million for the fourth quarter of fiscal year 2022. Adjusted EBITDA margin, a non-GAAP measure, for the fourth quarter of fiscal year 2023 increased 220 basis points to 25.0%, compared to 22.8% for the fourth quarter of fiscal year 2022.

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted net income was $3.0 million, compared to $2.3 million for the fourth quarter of fiscal year 2022. Adjusted net income per diluted ordinary share was 0.5 U.S. cents, compared to 0.4 U.S. cents in the fourth quarter of fiscal year 2022. At a ratio of 25 ordinary shares to one ADS, the adjusted net income per diluted ADS was 13 U.S. cents compared to 10 U.S. cents in the fourth quarter of fiscal year 2022.

Adjusted Effective Tax Rate: The Company’s effective tax rate was 45.9%, compared to negative 23.1% in the fourth quarter of fiscal year 2022. Adjusted effective tax rate, a non-GAAP measure which excludes the impact of net foreign exchange losses and gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement, net of tax, is the tax rate used in determining adjusted net income. Adjusted effective tax rate was 29.3% compared to 37.0% in the fourth quarter of fiscal year 2022.

Cash and Cash Equivalents and Cash Flow: At March 31, 2023, the Company had $29.9 million of cash and cash equivalents, compared to $33.7 million at March 31, 2022.

Net cash provided by operating activities for the fourth quarter of fiscal year 2023 increased to $9.2 million compared to $4.7 million net cash provided by operating activities for the fourth quarter of fiscal year 2022. The Company invested $5.7 million in capital expenditures (including investments in in-vehicle devices of $4.3 million), leading to free cash flow, a non-GAAP measure, of $3.4 million in the quarter. The Company incurred negative free cash flow of $2.5 million for the fourth quarter of fiscal year 2022 when the Company invested $7.3 million in capital expenditures (including investments in in-vehicle devices of $4.9 million).

Net cash used in investing activities for the fourth quarter of fiscal year 2023 was $5.7 million, compared to $7.3 million net cash used in investing activities for the fourth quarter of fiscal year 2022.

Net cash from financing activities amounted to $1.5 million for the fourth quarter of fiscal year 2023, compared to $0.4 million used during the fourth quarter of fiscal year 2022. The cash from financing activities during the fourth quarter of fiscal year 2023 mainly consisted of short-term debt facilities utilized of $3.0 million, offset by dividends paid of $1.2 million and ordinary shares repurchased of $0.3 million. The cash used in financing activities during the fourth quarter of fiscal year 2022 mainly consisted of ordinary shares repurchased of $2.2 million and dividends paid of $1.4 million, offset by facilities utilized of $3.2 million.

Financial Results for the Fiscal Year Ended March 31, 2023

Subscription Revenue: Subscription revenue increased to $126.7 million, compared to $123.6 million for fiscal year 2022. The FSM business acquired on September 2, 2022 contributed $5.6 million to the subscription revenue during fiscal year 2023. Subscription revenue increased by 11.9% on a constant currency basis, of which 4.5% is attributable to the FSM business acquisition. During fiscal year 2023, the Company’s subscriber base increased by a net 186,700 subscribers. Subscription revenue represented 87.4% of total revenue during fiscal year 2023.

The majority of the Company’s total revenue and subscription revenue are derived from currencies other than the U.S. Dollar. Accordingly, the strengthening of the U.S. Dollar against these currencies (in particular against the South African Rand) following currency volatility, has negatively impacted the Company’s revenue and subscription revenue reported in U.S. Dollars. Compared to fiscal year 2022, the South African Rand weakened by 14% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R16.99 during fiscal year 2023 compared to an average of R14.86 for fiscal year 2022. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during fiscal year 2023 led to a 9.4% decrease in reported U.S. Dollar subscription revenue.

Total Revenue: Total revenue for fiscal year 2023 increased to $145.0 million, compared to $143.3 million for fiscal year 2022. Total revenue increased by 10.3% on a constant currency basis. Hardware and other revenue was $18.3 million, a decrease of 7.0%, compared to $19.7 million for fiscal year 2022. Hardware and other revenue increased by 0.3% on a constant currency basis.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during fiscal year 2023 led to a 9.1% decrease in reported U.S. Dollar revenue.

Gross Margin: Gross profit was $90.9 million, compared to $91.4 million for fiscal year 2022. Gross profit margin decreased 110 basis points to 62.7%, compared to 63.8% for fiscal year 2022. The subscription revenue margin during fiscal year 2023 was 68.4%, compared to 70.3% for fiscal year 2022.

Income From Operations: Income from operations was $11.6 million, compared to $14.4 million in fiscal year 2022. The operating income margin decreased 210 basis points to 8.0%, compared to 10.1% in fiscal year 2022. Operating expenses of $79.3 million increased by $2.3 million, or 3.0%, compared to fiscal year 2022. The increase in operating expenses was mainly due to a $0.8 million and $0.9 million increase in acquisition-related costs and restructuring costs, respectively.

Net Income and Earnings Per Share: Net income was $4.5 million, compared to net income of $8.9 million in fiscal year 2022. During fiscal year 2023, net income included a net foreign exchange gain of $1.1 million before tax and a $3.5 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments, a wholly-owned subsidiary of the Company. During fiscal year 2022, net income included a net foreign exchange loss of $0.6 million before tax and a $0.6 million credit from the income tax effect of net foreign exchange losses (which includes a $0.4 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments, as well as a $0.2 million deferred tax credit on other foreign exchange losses).

Earnings per diluted ordinary share was 0.8 U.S. cents, compared to 1.6 U.S. cents in fiscal year 2022. For fiscal year 2023, the calculation was based on diluted weighted average ordinary shares in issue of 556.1 million compared to 564.0 million diluted weighted average ordinary shares in issue during fiscal year 2022. On a ratio of 25 ordinary shares to one ADS, earnings per diluted ADS was 20 U.S. cents compared to 40 U.S. cents in fiscal year 2022.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $29.6 million, compared to $31.6 million for fiscal year 2022. Adjusted EBITDA margin, a non-GAAP measure, for fiscal year 2023 decreased 160 basis points to 20.4%, compared to 22.0% in fiscal year 2022.

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted net income was $8.0 million, compared to $9.2 million in fiscal year 2022. Adjusted net income per diluted ordinary share was 1.4 U.S. cents, compared to 1.6 U.S. cents for fiscal year 2022. At a ratio of 25 ordinary shares to one ADS, the adjusted net income per diluted ADS was 36 U.S. cents compared to 41 U.S. cents in fiscal year 2022.

Adjusted Effective Tax Rate: The Company’s effective tax rate was 65.1%, compared to 33.1% for fiscal year 2022. Adjusted effective tax rate, a non-GAAP measure which excludes the impact of net foreign exchange losses and gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement, net of tax, is the tax rate used in determining adjusted net income. Adjusted effective tax rate was 39.4% compared to 35.3% in fiscal year 2022.

Cash and Cash Equivalents and Cash Flow: Net cash provided by operating activities for fiscal year 2023 increased to $21.9 million compared to $19.4 million net cash provided by operating activities for fiscal year 2022. The Company invested $25.1 million in capital expenditures (including investments in in-vehicle devices of $18.9 million), leading to negative free cash flow, a non-GAAP measure, of $3.2 million for the year. The Company incurred negative free cash flow of $6.8 million in fiscal year 2022 when the Company invested $26.2 million in capital expenditures (including investments in in-vehicle devices of $18.3 million).

Net cash used in investing activities for fiscal year 2023 was $28.8 million, which includes $3.7 million paid by MiX Telematics North America for the acquisition of Trimble's FSM business, compared to $26.2 million net cash used in investing activities for fiscal year 2022.

Net cash from financing activities amounted to $5.0 million for fiscal year 2023, compared to $5.1 million used during fiscal year 2022. The cash from financing activities during fiscal year 2023 mainly consisted of short-term debt facilities utilized of $10.5 million, offset by dividends paid of $5.2 million and ordinary shares repurchased of $0.4 million. The cash used in financing activities during fiscal year 2022 mainly consisted of dividends paid of $5.9 million and ordinary shares repurchased of $3.0 million, offset by facilities utilized of $3.9 million.

During the year, the South African Rand weakened against the U.S. Dollar from R14.49 at March 31, 2022 to R17.98 at March 31, 2023 and as a result, cash decreased by $2.2 million due to foreign exchange losses.

Preliminary Financial Information
The unaudited financial information set forth in this release is preliminary and subject to potential adjustments. Adjustments to the consolidated financial statements may be identified when audit work has been finalized for the year-end audit, which could result in potential differences from this preliminary unaudited condensed financial information. Actual results could differ materially. The Company expects to finalize its financial results and file its Annual Report on Form 10-K no later than June 14, 2023.

Quarterly Dividend
The last recent dividend payment of 4 South African cents (0.2 U.S. cents) per ordinary share and 1 South African Rand (5 U.S. cents) per ADS was paid on March 2, 2023 to ADS holders on record on February 17, 2023. A dividend of 4.50000 South African cents per ordinary share and 1.12500 South African Rand per ADS will be paid on June 29, 2023 to ADS holders on record as of the close of business on June 16, 2023.

The details with respect to the dividends declared for holders of our ADSs are as follows:
Ex dividend on New York Stock Exchange (NYSE)        Thursday, June 15, 2023
Record date                        Friday, June 16, 2023
Approximate date of currency conversion            Monday, June 19, 2023
Approximate dividend payment date            Thursday, June 29, 2023

Share Repurchases
In the fourth quarter of fiscal year 2023, the Company repurchased 838,431 ordinary shares on the open market at prevailing market prices, for a total consideration of $0.3 million. For the full fiscal year 2023, the Company repurchased 1,166,659 ordinary shares on the open market at prevailing market prices, for a cumulative consideration of $0.4 million.

Conference Call Information
MiX Telematics management will host a conference call and audio webcast at 8:00 a.m. (Eastern Daylight Time) and 2:00 p.m. (South African Time) on Thursday, May 25, 2023 to discuss the Company’s financial results and current business outlook.
•The live webcast of the call will be available at the “Investor Information” page of the Company’s website,
http://investor.mixtelematics.com.
•To access the call, dial 1-877-451-6152 (within the United States) or 0-800-983-831 (within South Africa) or 1-201-389-0879 (outside of the United States). The conference ID is 13738806.
•A replay of this conference call will be available for a limited time at 1-844-512-2921 (within the United States) or 1-412-317-6671 (within South Africa or outside of the United States). The replay conference ID is 13738806.
•A replay of the webcast will also be available for a limited time at http://investor.mixtelematics.com.

About MiX Telematics Limited
MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS to over a million subscribers in over 120 countries. The Company’s products and services provide enterprise fleets, small fleets and consumers with solutions for efficiency, safety, compliance and security. MiX Telematics was founded in 1996 and has offices in South Africa, the United Kingdom, the United States, Uganda, Brazil, Australia, Romania and the United Arab Emirates as well as a network of more than 130 fleet value-added resellers worldwide. MiX Telematics shares are publicly traded on the Johannesburg Stock Exchange (JSE: MIX) and MiX Telematics American Depositary Shares are listed on the New York Stock Exchange (NYSE: MIXT). For more information, visit www.mixtelematics.com.

Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of known and unknown risks and uncertainties, some of which are beyond our control including, without limitation:

•our ability to attract, sell to and retain customers;
•our ability to improve our growth strategies successfully, including our ability to increase sales to existing customers;
•our ability to adapt to rapid technological change in our industry and the use of artificial intelligence;

•competition from industry consolidation and new entrants into the industry;
•loss of key personnel or our failure to attract, train and retain other highly qualified personnel;
•our ability to integrate any businesses we acquire;
•the introduction of new solutions and international expansion;
•the impact of the global component shortage and supply chain disruptions;
•our dependence on key suppliers and vendors to manufacture our hardware;
•our dependence on our network of dealers and distributors to sell our solutions;
•our ability to navigate and adapt in adverse global economic and market conditions;
•businesses may not continue to adopt fleet management solutions;
•our future business and system development, results of operations and financial condition;
•expected changes in our profitability and certain cost or expense items as a percentage of our revenue;
•changes in the practices of insurance companies;
•the impact of laws and regulations relating to the Internet and data privacy;
•our ability to ensure compliance with export laws, customs and import regulations, economic sanctions and Export Administration Regulations;
•our ability to protect our intellectual property and proprietary technologies and address any infringement claims;
•our ability to defend ourselves from litigation or administrative proceedings relating to labor, regulatory, tax or similar issues;
•significant disruption in service on, or security breaches of, our websites or computer systems;
•our dependence on third-party technology;
•fluctuations in the value of the South African Rand;
•economic, social, political, labor and other conditions and developments in South Africa and globally;
•our ability to issue securities and access the capital markets in the future; and
•other risks set forth in our filings with the U.S. Securities Exchange Commission.

We assume no obligation to update any forward-looking statements contained in this press release and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per share, adjusted effective tax rate, free cash flow and constant currency, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see Annexure A titled “Non-GAAP Financial Measures and Key Business Metrics”. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP is provided in Annexure A.

Investor Relations Contact
Matt Glover and Cody Cree
Gateway Group, Inc.
MIXT@gatewayir.com
+1-949-574-3860

May 25, 2023

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	March 31, 2022	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$33,738	$29,876
Restricted cash	981	781
Accounts receivables, net	25,092	24,194
Inventory, net	3,356	4,936
Prepaid expenses and other current assets	11,463	9,950
Total current assets	74,630	69,737
Property, plant and equipment, net	32,274	36,779
Goodwill	44,434	39,258
Intangible assets, net	20,460	21,895
Deferred tax assets	3,768	2,090
Other assets	4,988	6,804
Total assets	$180,554	$176,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,597	$15,253
Accounts payables	8,052	6,120
Accrued expenses and other liabilities	19,610	21,486
Contingent consideration	—	3,569
Deferred revenue	6,692	5,295
Income taxes payable	590	298
Total current liabilities	40,541	52,021
Deferred tax liabilities	8,972	12,357
Long-term accrued expenses and other liabilities	4,344	3,368
Total liabilities	53,857	67,746

Stockholders’ equity:
MiX Telematics Limited stockholders’ equity
Preference shares: 100 million shares authorized but not issued	—	—
Ordinary shares: 605.2 million and 608.8 million no-par value shares issued as of March 31, 2022 and March 31, 2023, respectively	64,390	64,001
Less treasury stock at cost: 53.8 million shares as of March 31, 2022 and March 31, 2023	(17,315)	(17,315)
Retained earnings	79,709	79,024
Accumulated other comprehensive income/(loss)	3,909	(13,399)
Additional paid-in capital	(4,001)	(3,499)
Total MiX Telematics Limited stockholders’ equity	126,692	108,812
Non-controlling interest	5	5
Total stockholders’ equity	126,697	108,817

Total liabilities and stockholders’ equity	$180,554	$176,563

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Revenue
Subscription	$31,274	$32,524	$123,573	$126,656
Hardware and other	4,835	4,341	19,721	18,337
Total revenue	36,109	36,865	143,294	144,993
Cost of revenue
Subscription	9,468	10,304	36,683	40,073
Hardware and other	3,480	3,878	15,176	14,054
Total cost of revenue	12,948	14,182	51,859	54,127
Gross profit	23,161	22,683	91,435	90,866
Operating expenses
Sales and marketing	4,025	4,220	15,436	17,194
Administration and other	15,336	14,832	61,550	62,107
Total operating expenses	19,361	19,052	76,986	79,301
Income from operations	3,800	3,631	14,449	11,565
Other (expense)/income	(752)	830	(574)	1,689
Net interest expense	216	279	510	287
Income before income tax expense	2,832	4,182	13,365	12,967
Income tax benefit/(expense)	655	(1,920)	(4,418)	(8,445)
Net income	3,487	2,262	8,947	4,522
Less: Net income attributable to non-controlling interest	—	—	—	—
Net income attributable to MiX Telematics Limited	$3,487	$2,262	$8,947	$4,522

Net income per ordinary share:
Basic	$0.006	$0.004	$0.016	$0.008
Diluted	$0.006	$0.004	$0.016	$0.008

Net income per American Depositary Share:
Basic	$0.16	$0.10	$0.41	$0.20
Diluted	$0.16	$0.10	$0.40	$0.20

Ordinary shares:
Weighted average	550,953	554,000	551,923	552,603
Diluted weighted average	560,567	556,126	563,958	556,058

American Depositary Shares:
Weighted average	22,038	22,160	22,077	22,104
Diluted weighted average	22,423	22,245	22,558	22,242

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended March 31,
	2022	2023
Cash flows from operating activities:
Cash generated from operations	$26,591	$24,171
Interest received	404	733
Interest paid	(400)	(911)
Income tax paid	(7,193)	(2,045)
Net cash provided by operating activities	19,402	21,948

Cash flows from investing activities:
Acquisition of property, plant and equipment – in-vehicle devices	(18,335)	(18,868)
Acquisition of property, plant and equipment – other	(1,985)	(946)
Proceeds from the sale of property, plant and equipment	60	71
Acquisition of intangible assets	(5,897)	(5,307)
Cash paid for business combination	—	(3,739)
Net cash used in investing activities	(26,157)	(28,789)

Cash flows from financing activities:
Cash paid for ordinary shares repurchased	(3,011)	(389)
Cash paid on dividends to MiX Telematics Limited stockholders	(5,929)	(5,197)
Movement in short-term debt	3,873	10,544
Net cash (used in)/from financing activities	(5,067)	4,958

Net decrease in cash and cash equivalents, and restricted cash	(11,822)	(1,883)
Cash and cash equivalents, and restricted cash at beginning of the period	46,343	34,719
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	198	(2,179)
Cash and cash equivalents, and restricted cash at end of the period	$34,719	$30,657

Segment Information
Our operating segments are based on the geographical location of our Regional Sales Offices (“RSOs”) and also include our Central Services Organization (“CSO”). CSO is our central services organization that wholesales our products and services to our RSOs who, in turn, interface with our end-customers, distributors and dealers. CSO is also responsible for the development of our hardware and software platforms and provides common marketing, product management, technical and distribution support to each of our other operating segments.

Each RSO’s results reflect the external revenue earned, as well as its performance before the remaining CSO and corporate costs allocations. Segment performance is measured and evaluated by the chief operating decision maker (“CODM”) using Segment Adjusted EBITDA, which is a measure that uses income before income tax expense excluding the contingent consideration remeasurement, acquisition-related costs, non-recurring legal costs, net interest expense, net foreign exchange losses/gains, net loss/profit on sale of property, plant and equipment, restructuring costs, stock-based compensation costs, impairment of long-lived assets, depreciation, amortization, operating lease costs and corporate and consolidation entries. Product development costs are capitalized and amortized and this amortization is excluded from Segment Adjusted EBITDA.

The segment information provided to the CODM is as follows (in thousands and unaudited):

	Three Months Ended March 31, 2022
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$19,139	$2,391	$21,530	$9,642
Europe	3,302	460	3,762	1,452
Americas	3,488	315	3,803	358
Middle East and Australasia	4,218	1,424	5,642	2,499
Brazil	1,119	245	1,364	425
Total Regional Sales Offices	31,266	4,835	36,101	14,376
Central Services Organization	8	—	8	(2,338)
Total Segment Results	$31,274	$4,835	$36,109	$12,038

	Three Months Ended March 31, 2023
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$18,761	$985	$19,746	$9,135
Europe	2,940	581	3,521	1,675
Americas	5,022	202	5,224	1,591
Middle East and Australasia	4,218	2,469	6,687	2,703
Brazil	1,572	98	1,670	676
Total Regional Sales Offices	32,513	4,335	36,848	15,780
Central Services Organization	11	6	17	(2,380)
Total Segment Results	$32,524	$4,341	$36,865	$13,400

	Year Ended March 31, 2022
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$74,778	$8,398	$83,176	$36,467
Europe	13,509	3,745	17,254	6,337
Americas	14,036	1,538	15,574	842
Middle East and Australasia	16,950	5,604	22,554	10,034
Brazil	4,253	401	4,654	1,260
Total Regional Sales Offices	123,526	19,686	143,212	54,940
Central Services Organization	47	35	82	(10,168)
Total Segment Results	$123,573	$19,721	$143,294	$44,772

	Year Ended March 31, 2023
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$73,924	$5,530	$79,454	$32,721
Europe	12,155	2,328	14,483	5,412
Americas	18,557	1,673	20,230	4,087
Middle East and Australasia	16,313	7,625	23,938	8,998
Brazil	5,637	1,175	6,812	2,133
Total Regional Sales Offices	126,586	18,331	144,917	53,351
Central Services Organization	70	6	76	(10,409)
Total Segment Results	$126,656	$18,337	$144,993	$42,942

The following table (unaudited and shown in thousands) reconciles total Segment Adjusted EBITDA to income before income tax expense for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Segment Adjusted EBITDA	$12,038	$13,400	$44,772	$42,942
Corporate and consolidation entries	(3,034)	(3,497)	(10,243)	(10,716)
Operating lease costs (1)	(448)	(320)	(1,611)	(1,253)
Product development costs (2)	(327)	(359)	(1,353)	(1,331)
Depreciation and amortization	(4,020)	(4,401)	(14,951)	(15,609)
Impairment of long-lived assets	(19)	(104)	(47)	(104)
Stock-based compensation costs	(321)	(178)	(1,325)	(502)
Restructuring costs (3)	5	(938)	(164)	(1,022)
Net (loss)/profit on sale of property, plant and equipment	(7)	(7)	36	25
Net foreign exchange (losses)/gains	(758)	367	(648)	1,110
Net interest expense	(216)	(279)	(510)	(287)
Non-recurring legal costs (4)	(61)	—	(591)	—
Acquisition-related costs	—	—	—	(784)
Contingent consideration remeasurement	—	504	—	504
Income before income tax expense	$2,832	$4,188	$13,365	$12,973

Description of reconciling items:
1.For the purposes of calculating Segment Adjusted EBITDA, operating lease expenses are excluded from the Segment Adjusted EBITDA. Therefore, in order to reconcile Segment Adjusted EBITDA to income before income tax expense, the total lease expense in respect of operating leases needs to be deducted.

2.For segment reporting purposes, product development costs, which do not meet the capitalization requirements under ASC 730 Research and Development or under ASC 985 Software, are capitalized and amortized. The amortization is excluded from Segment Adjusted EBITDA. In order to reconcile Segment Adjusted EBITDA to income before income tax expense, product development costs capitalized for segment reporting purposes need to be deducted.

3.For the three months ended March 31, 2023, $0.4 million, $0.3 million, $0.1 million and $0.1 million of the restructuring costs related to the Middle East and Australasia, North America, CSO and Europe reporting segments, respectively.

4.Includes legal related costs for a non-recurring patent infringement matter, that has been resolved.

Annexure A: Non-GAAP Financial Measures and Key Business Metrics

We use certain measures to assess the financial performance of the business. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP, or are calculated using financial measures that are not calculated in accordance with GAAP. These non-GAAP measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per share, adjusted effective tax rate, free cash flow and constant currency information.

An explanation of the relevance of each of the non-GAAP measures, a reconciliation of the non-GAAP measures to the most directly comparable measures calculated and presented in accordance with GAAP and a discussion of their limitations is set out below. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with GAAP or those calculated using financial measures that are calculated in accordance with GAAP.

In addition to providing the non-GAAP financial measures mentioned above, we disclose ARR to give investors supplementary indicators of the value of our current recurring revenue contracts. ARR represents the estimated annualized value of recurring revenue for subscription contracts that have commenced revenue recognition as of the measurement date.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are two of the profit measures reviewed by the CODM. We define adjusted EBITDA as net income before income taxes, net interest expense, net foreign exchange losses/gains, depreciation of property, plant and equipment including capitalized customer in-vehicle devices, amortization of intangible assets including capitalized internal-use software development costs and intangible assets identified as part of a business combination, impairment of long-lived assets, stock-based compensation costs, net loss/profit on sale of property, plant and equipment, restructuring costs, non-recurring legal costs, acquisition-related costs and the contingent consideration remeasurement. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

We have included adjusted EBITDA and adjusted EBITDA margin in this press release because they are key measures that the Company’s management and Board of Directors use to understand and evaluate its core operating performance and trends; to prepare and approve its annual budget; and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and adjusted EBITDA margin can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its operating results.

A reconciliation of net income (the most directly comparable financial measure presented in accordance with GAAP) to adjusted EBITDA for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Net income	$3,487	$2,262	$8,947	$4,522
(Less)/plus: Income tax (benefit)/expense	(655)	1,920	4,418	8,445
Plus: Net interest expense	216	279	510	287
Plus/(less): Foreign exchange losses/(gains)	758	(367)	648	(1,110)
Plus: Depreciation (1)	2,728	2,527	10,693	9,743
Plus: Amortization (2)	1,292	1,874	4,258	5,866
Plus: Impairment of long-lived assets	19	104	47	104
Plus: Stock-based compensation costs	321	178	1,325	502
Plus/(less): Net loss/(profit) on sale of property, plant and equipment	7	7	(36)	(25)
(Less)/plus: Restructuring costs	(5)	938	164	1,022
Plus: Non-recurring legal costs (3)	61	—	591	—
Plus: Acquisition-related costs	—	—	—	784
(Less): Contingent consideration remeasurement	—	(504)	—	(504)
Adjusted EBITDA	$8,229	$9,218	$31,565	$29,636
Adjusted EBITDA margin	22.8%	25.0%	22.0%	20.4%

1.Includes depreciation of owned assets (including in-vehicle devices).
2.Includes amortization of intangible assets (including capitalized internal-use software development costs and intangible assets identified as part of a business combination).
3.Includes legal related costs for a non-recurring patent infringement matter, that has been resolved.

Our use of adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and should not be considered as performance measures in isolation from, or as a substitute for, analysis of our results as reported under GAAP.

Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to the Company;
•other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure; and
•certain of the adjustments (such as restructuring costs, impairment of long-lived assets and others) made in calculating adjusted EBITDA are those that management believes are not representative of our underlying operations and, therefore, are subjective in nature.

Because of these limitations, adjusted EBITDA and adjusted EBITDA margin should be considered alongside other financial performance measures, including income from operations, net income and our other results.

Adjusted Net Income
Adjusted net income is defined as net income excluding net foreign exchange losses/gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement, net of tax. During the current period, the adjusted net income definition has been updated also to exclude restructuring costs and contingent consideration remeasurement. The Company does not believe that such restructuring costs reflect its ongoing, core operations because of its non-periodic nature. Therefore, the adjusted net income definition has been updated in the current period to exclude restructuring costs, thereby allowing investors and others to understand and evaluate the Company’s operating results.
We have included adjusted net income in this press release because it provides a useful measure for period-to-period comparisons of our core business by excluding net foreign exchange losses/gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement, net of tax and associated tax consequences, from earnings. Accordingly, we believe that adjusted net income provides useful information to investors and others in understanding and evaluating our operating results.

The following table (in thousands, except per share data, and unaudited) reconciles net income to adjusted net income for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Net income	$3,487	$2,262	$8,947	$4,522
Net foreign exchange losses/(gains)	758	(367)	648	(1,110)
Income tax effect of net foreign exchange (losses)/gains	(1,980)	708	(563)	3,500
Restructuring costs (1)	(5)	938	164	1,022
Income tax effect of restructuring costs	—	(148)	(21)	(168)
Acquisition-related costs	—	—	—	784
Income tax effect of acquisition-related costs	—	—	—	(182)
Contingent consideration remeasurement	—	(504)	—	(504)
Income tax effect of contingent consideration remeasurement	—	116	—	116
Adjusted net income	$2,260	$3,005	$9,175	$7,980

1.During the fourth quarter of fiscal year 2023, the Company incurred significant restructuring costs due to restructuring plans implemented as part of a cost saving initiative. The comparative periods in the above table have been re-presented to reflect the inclusion of such new adjustments. This resulted in an immaterial decrease in the adjusted net income for the three months ended March 31, 2022 and a $0.1 million increase in the adjusted net income for fiscal year 2022.

Adjusted Net Income Per Share
Adjusted net income per share is defined as adjusted net income divided by the weighted average number of ordinary shares or ADS in issue during the period. During the current period, the adjusted net income per share definition has been updated also to exclude restructuring costs and contingent consideration remeasurement. The Company does not believe that such restructuring costs reflect its ongoing, core operations because of its non-periodic nature. Therefore, the adjusted net income per share definition has been updated in the current period to exclude restructuring costs, thereby allowing investors and others to understand and evaluate the Company’s operating results.
We have included adjusted net income per share in this press release because it provides a useful measure for period-to-period comparisons of our core business by excluding net foreign exchange losses/gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement, net of tax and associated tax consequences, from earnings. Accordingly, we believe that adjusted net income per share provides useful information to investors and others in understanding and evaluating our operating results.

The following tables (unaudited) reconcile diluted net income per ordinary share or ADS to diluted adjusted net income per ordinary share or ADS for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Net income per ordinary share – diluted	$0.006	$0.004	$0.016	$0.008
Effect of net foreign exchange losses/(gains) to net income	0.001	(0.001)	0.001	(0.002)
Income tax effect of net foreign exchange (losses)/gains	(0.003)	0.001	(0.001)	0.006
Restructuring costs (1)	#	0.002	#	0.002
Income tax effect of restructuring costs	#	#	#	#
Acquisition-related costs	—	—	—	0.001
Income tax effect of acquisition-related costs	—	—	—	#
Contingent consideration remeasurement	—	(0.001)	—	(0.001)
Income tax effect of contingent consideration remeasurement	—	#	—	#
Adjusted net income per ordinary share – diluted	$0.004	$0.005	$0.016	$0.014

1.During the fourth quarter of fiscal year 2023, the Company incurred significant restructuring costs due to restructuring plans implemented as part of a cost saving initiative. The comparative periods in the above table have been re-presented to reflect the inclusion of such new adjustments. The adjusted net income per diluted ordinary share remained unchanged for the three months ended March 31, 2022 and fiscal year 2022.

# Amount less than $0.001

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Net income per ADS – diluted	$0.16	$0.10	$0.40	$0.20
Effect of net foreign exchange losses/(gains) to net income	0.03	(0.02)	0.03	(0.05)
Income tax effect of net foreign exchange (losses)/gains	(0.09)	0.03	(0.03)	0.16
Restructuring costs (1)	*	0.04	0.01	0.05
Income tax effect of restructuring costs	*	(0.01)	*	(0.01)
Acquisition-related costs	—	—	—	0.04
Income tax effect of acquisition-related costs	—	—	—	(0.01)
Contingent consideration remeasurement	—	(0.02)	—	(0.02)
Income tax effect of contingent consideration remeasurement	—	0.01	—	*
Adjusted net income per ADS – diluted	$0.10	$0.13	$0.41	$0.36

1.During the fourth quarter of fiscal year 2023, the Company incurred significant restructuring costs due to restructuring plans implemented as part of a cost saving initiative. The comparative periods in the above table have been re-presented to reflect the inclusion of such new adjustments. The adjusted net income per diluted ADS remained unchanged for the three months ended March 31, 2022 and increased by $0.01 for fiscal year 2022.

* Amount less than $0.01

Adjusted Effective Tax Rate
The adjusted effective tax rate is defined as income tax benefit/expense excluding the income tax effect of net foreign exchange losses/gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement divided by income before income tax expense excluding net foreign exchange losses/gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement. During the current period, the adjusted effective tax rate definition has been updated also to exclude restructuring costs and contingent consideration remeasurement. The Company does not believe that such restructuring costs reflect its ongoing, core operations because of its non-periodic nature. Therefore, the adjusted effective tax rate definition has been updated in the current period to exclude restructuring costs, thereby allowing investors and others to understand and evaluate the Company’s operating results.

A reconciliation of the effective tax rate (the most directly comparable financial measure presented in accordance with GAAP) to the adjusted effective tax rate for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Income before income tax expense	$2,832	$4,182	$13,365	$12,967
Net foreign exchange losses/(gains)	758	(367)	648	(1,110)
Restructuring costs (1)	(5)	938	164	1,022
Acquisition-related costs	—	—	—	784
Contingent consideration remeasurement	—	(504)	—	(504)
Income before income tax expense excluding net foreign exchange losses/(gains), restructuring costs, acquisition-related costs and contingent consideration remeasurement	$3,585	$4,249	$14,177	$13,159

Income tax benefit/(expense)	$655	$(1,920)	$(4,418)	$(8,445)
Income tax effect of net foreign exchange (losses)/gains	(1,980)	708	(563)	3,500
Income tax effect of restructuring costs	—	(148)	(21)	(168)
Income tax effect of acquisition-related costs	—	—	—	(182)
Income tax effect of contingent consideration remeasurement	—	116	—	116
Income tax expense excluding income tax effect of net foreign exchange (losses)/gains, restructuring costs, acquisition-related costs and contingent consideration remeasurement	$(1,325)	$(1,244)	$(5,002)	$(5,179)

Effective tax rate	(23.1)%	45.9%	33.1%	65.1%

Adjusted effective tax rate	37.0%	29.3%	35.3%	39.4%

1.During the fourth quarter of fiscal year 2023, the Company incurred significant restructuring costs due to restructuring plans implemented as part of a cost saving initiative. The comparative periods in the above table have been re-presented to reflect the inclusion of such new adjustments. The adjusted effective tax rate increased by 0.1% for the three months ended March 31, 2022 and decreased by 0.2% for fiscal year 2022.

Free Cash Flow
Free cash flow is determined as net cash provided by operating activities less capital expenditure for investing activities. We believe that free cash flow provides useful information to investors and others in understanding and evaluating the Company’s cash flows as it provides detail of the amount of cash the Company generates or utilizes after accounting for all capital expenditures including investments in in-vehicle devices.

The following table (in thousands and unaudited) reconciles net cash provided by operating activities to free cash flow for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2023	2022	2023
Net cash provided by operating activities	$4,742	$9,153	$19,402	$21,948
Less: Capital expenditure payments	(7,259)	(5,726)	(26,217)	(25,121)
Free cash flow	$(2,517)	$3,427	$(6,815)	$(3,173)

Constant Currency
Constant currency information has been presented to illustrate the impact of changes in currency rates on the Company’s results. The constant currency information has been determined by adjusting the current financial reporting period results to the prior period average exchange rates, determined as the average of the monthly exchange rates applicable to the period. The measurement has been performed for each of the Company’s currencies, including the South African Rand and British Pound. The constant currency growth percentage has been calculated by utilizing the constant currency results compared to the prior period results.

The constant currency information represents non-GAAP information. We believe this provides a useful basis to measure the performance of our business as it removes distortion from the effects of foreign currency movements during the period.
Due to the significant portion of our customers who are invoiced in non-U.S. Dollar denominated currencies, we also calculate our subscription revenue growth rate on a constant currency basis, thereby removing the effect of currency fluctuation on our results of operations.
The following tables (in thousands, except year over year change) provide the unaudited constant currency reconciliation to the most directly comparable GAAP measure for the periods shown:

Subscription Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2022	2023
Subscription revenue as reported	$31,274	$32,524	4.0%
Conversion impact of U.S. Dollar/other currencies	—	3,191	10.2%
Subscription revenue on a constant currency basis	$31,274	$35,715	14.2%

Hardware and Other Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2022	2023
Hardware and other revenue as reported	$4,835	$4,341	(10.2)%
Conversion impact of U.S. Dollar/other currencies	—	242	5.0%
Hardware and other revenue on a constant currency basis	$4,835	$4,583	(5.2)%

Total Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2022	2023
Total revenue as reported	$36,109	$36,865	2.1%
Conversion impact of U.S. Dollar/other currencies	—	3,433	9.5%
Total revenue on a constant currency basis	$36,109	$40,298	11.6%

Subscription Revenue:
	Year Ended March 31,		Year Over Year Change
	2022	2023
Subscription revenue as reported	$123,573	$126,656	2.5%
Conversion impact of U.S. Dollar/other currencies	—	11,622	9.4%
Subscription revenue on a constant currency basis	$123,573	$138,278	11.9%

Hardware and Other Revenue:
	Year Ended March 31,		Year Over Year Change
	2022	2023
Hardware and other revenue as reported	$19,721	$18,337	(7.0)%
Conversion impact of U.S. Dollar/other currencies	—	1,438	7.3%
Hardware and other revenue on a constant currency basis	$19,721	$19,775	0.3%

Total Revenue:
	Year Ended March 31,		Year Over Year Change
	2022	2023
Total revenue as reported	$143,294	$144,993	1.2%
Conversion impact of U.S. Dollar/other currencies	—	13,060	9.1%
Total revenue on a constant currency basis	$143,294	$158,053	10.3%

Key Business Metrics

Annual Recurring Revenue

We believe that ARR is a key indicator of the trajectory of our business performance and serves as an indicator of future subscription revenue growth. We define ARR as the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date. ARR is calculated by taking the subscription revenue for the last month of the period, multiplied by 12. It provides a 12-month forward view of revenue, assuming unit numbers, pricing and foreign exchange rates (the average monthly exchange rates applicable to the last month of the period) remain unchanged during the year. Constant currency ARR growth has been determined by adjusting the prior financial reporting period results to the last month of the current period average exchange rates, determined as the average monthly exchange rates applicable to the last month of the period.

ARR does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and is not intended to be combined with or to replace it. ARR is not a forecast and the active contracts at the date used in calculating ARR may or may not be extended or renewed.

ARR is included in the following table (in thousands and unaudited):

	Year Ended March 31,
	2022	2023
Annual Recurring Revenue	$127,116	$128,989